Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159582, 333-70917, 333-61202, and 333-199566) of Key Tronic Corporation (the “Company”), of our report dated October 15, 2024, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended June 29, 2024.

/s/ Moss Adams LLP

Seattle, Washington
October 15, 2024